Exhibit 99.1

PACKETEER®, INC. ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

CUPERTINO, Calif. — July 22, 2004 - Packeteer®, Inc. (NASDAQ: PKTR), a leading provider of application traffic management systems, today announced revenues and results of operations for the quarter ended June 30, 2004.

Net revenues for the second quarter 2004 were $21.6 million, compared with $21.5 million for the first quarter 2004. Net revenues for the second quarter 2003 were $17.5 million. Net income for the second quarter 2004 was $2.1 million or $0.06 per share. This compares to first quarter 2004 net income of $3.4 million or $0.10 per share. The second quarter 2003 net income was $2.6 million or $0.08 per share.

The balance sheet at the end of Q2 2004 remained strong. Total cash and investments of $99.5 million at June 30, 2004 were $7.1 million higher than the balances of $92.4 million at March 31, 2004. Accounts receivable of $11.0 million at June 30, 2004 represented 46 days sales outstanding compared to 49 days sales outstanding at March 31, 2004. Total inventories were $3.1 million at June 30, 2004, compared with $2.9 million at March 31, 2004.

“We are disappointed with our second quarter 2004 revenues which resulted from weakness in our Asia Pacific region, as our North American and European businesses met our expectations” stated Dave Côté, President and CEO. “We believe the weakness in Asia was temporary and one-time in nature, and as a result, expect to see a more normal contribution from Asia in the third quarter 2004, and continued strong performance in North America and Europe. We believe that the fundamental demand for our application traffic management solutions remains strong.”

A Conference Call with company management will be held July 22, 2004 at 2:00 pm Pacific Time. The call will be simulcast on the Internet at www.packeteer.com and www.fulldisclosure.com. A replay of the call will be available on the website until July 29, 2004. Management’s accompanying script will remain on the website. Additional investor information can be accessed at www.packeteer.com or by calling Packeteer’s Investor Relations Department at (408) 873-4422.

About Packeteer

Packeteer (NASDAQ: PKTR) is a leading provider of application traffic management systems designed to enable enterprises to gain visibility and control for networked applications, extend network resources and align application performance with business priorities. For service providers, Packeteer systems provide a platform for delivering application-intelligent network services that control quality of service, expand revenue opportunities and offer compelling differentiation. The Company’s products are sold through more than 100 resellers, distributors and system integrators in more than 50 countries. For more information, contact Packeteer via telephone at +1 (408) 873-4400, fax at + 1 (408) 873-4410, or by email at info@packeteer.com, or visit the Company’s website at www.packeteer.com. Packeteer is headquartered in Cupertino, CA.

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Safe Harbor Clause

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding Packeteer’s expectations, beliefs, intentions or strategies regarding the future. Forward-looking statements include express or implied statements regarding future revenues, revenue growth and profitability, spending levels by existing and prospective customers, the markets for our products, new product development, liquidity and macro economic conditions. All forward-looking statements included in this press release are based upon information available to Packeteer as of the date hereof. Packeteer assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. Actual results may differ materially due to a number of factors including the perceived need for our products, our ability to convince potential customers of our value proposition, the costs of competitive solutions, continued capital spending by prospective customers and macro economic conditions. These and other risks relating to Packeteer’s business are set forth in Packeteer’s Form 10-K filed with the Securities and Exchange Commission on March 5, 2004, and Packeteer’s Form 10-Qs and other reports filed from time to time with the Securities and Exchange Commission.

Packeteer, PacketShaper and PacketShaper Express are trademarks or registered trademarks of Packeteer, Inc. All other products and services are the trademarks of their respective owners.

Investor Contact

David C. Yntema
Chief Financial Officer
408-873-4518
dyntema@packeteer.com

PACKETEER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2004	2003	2004	2003
Net revenues
Product revenues	$17,342	$14,558	$35,053	$28,718
Service revenues	4,300	2,930	8,093	5,538

Total net revenues	21,642	17,488	43,146	34,256
Cost of revenues
Product costs	4,147	3,045	7,704	5,922
Service costs	1,485	1,108	2,825	2,120

Total cost of revenues	5,632	4,153	10,529	8,042

Gross profit	16,010	13,335	32,617	26,214
Operating expenses:
Research and development	3,791	3,052	7,265	5,867
Sales and marketing	8,679	6,323	16,840	12,844
General and administrative	1,397	1,370	2,835	2,705

Total operating expenses	13,867	10,745	26,940	21,416

Operating income	2,143	2,590	5,677	4,798

Other income, net	171	289	364	469

Income before provision for income taxes	2,314	2,879	6,041	5,267

Provision for income taxes	230	288	603	527

Net income	$2,084	$2,591	$5,438	$4,740

Basic net income per share	$0.06	$0.08	$0.17	$0.15

Diluted net income per share	$0.06	$0.08	$0.16	$0.15

Shares used in computing basic net income per share	32,921	31,481	32,797	31,154

Shares used in computing diluted net income per share	34,428	32,550	34,552	32,248

PACKETEER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	December 31,
	2004	2003
Assets:
Cash, cash equivalents and investments	$99,503	$86,707
Accounts receivable, net	11,012	11,042
Inventories	3,100	2,691
Property and equipment, net	2,887	2,593
Other assets	1,373	1,666

Total assets	$117,875	$104,699

Liabilities and Stockholders’ Equity

Liabilities:
Accounts payable and accrued liabilities	$12,943	$10,868
Capital leases and note payable	266	596
Deferred rent	295	225
Deferred revenue	13,196	9,592

Total liabilities	26,700	21,281

Stockholders’ equity	91,175	83,418

Total liabilities and stockholders’ equity	$117,875	$104,699

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